Exhibit 99.2

Shire Pharmaceuticals Group plc
Hampshire International Business Park,
Chineham, Basingstoke RG24 8EP UK
Tel +44 1256 894000 Fax +44 1256 894708
http://www.shire.com

Embargoed until 20 October 2003 07:00 BST

SHIRE RECEIVES APPROVABLE LETTER FOR ADULT ADDERALL XR®, FROM US FOOD AND DRUG ADMINISTRATION

Basingstoke, UK 20 October 2003 - Shire Pharmaceuticals Group plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) announced today that it has received an ‘approvable’ letter from the US Food and Drug Administration (FDA) for ADDERALL XR® once daily treatment for adult Attention Deficit Hyperactivity Disorder (ADHD).

The Supplemental New Drug Application (sNDA), which was submitted to the FDA on 18 December 2002, included a comprehensive clinical programme in adult patients and supplements the largest ever open-label community assessment trial in paediatric ADHD research(1). ADDERALL XR is patented until 2018 and the adult indication is expected to receive a three-year Hatch-Waxman protection.

ADDERALL XR is a once daily formulation containing the same active ingredients as ADDERALL® (mixed salts of a single entity amphetamine product), which was developed by Shire’s drug delivery division, Shire Laboratories Inc., using the Microtrol® oral controlled release technology. Shire already successfully markets ADDERALL XR for paediatric use in the US where it is recognised as the ADHD brand leader.

The adult market is roughly twice the size of the paediatric market2. Approximately 66%2 of children with ADHD will continue to suffer from the disease throughout their adult life. The National Institute of Mental Health reported in 1999 that ADHD affected 8.2 million adults in the US, of which only 360,000 patients were receiving treatment. Non-treated, this disease can lead to psychological maladjustment, as well as occupational and social disability. Appropriate diagnosis and treatment of ADHD in adults helps improve self-esteem, work performance and skills, educational attainment and social competencies.

Dr Wilson Totten, Group R&D Director, said: “This is great news for adult ADHD patients and will give them a new choice of treatment which has already been widely successful with children.

“This further step for Shire in the establishment of a broad ADHD portfolio enables us to continue to develop our position as the market leader in the treatment of this important disease. We will work with the FDA in the immediate future to resolve the questions asked in the approvable letter.”

-ENDS-

Enquiries
Cléa Rosenfeld - Global Investor Relations	+44 1256 894160
Jessica Mann - Media Europe	+44 1256 894160
Michele Roy - Media North America	+1 450 978 7938

Notes to editors

About ADDERALL XR

ADDERALL XR has demonstrated clinically effective ADHD symptom control throughout the day with just one morning dose. In the 23 months since its launch in November 2001, ADDERALL XR has quickly become one of the most widely prescribed ADHD treatments in the US, with over 8.6 million prescriptions written3. Combined, over 32.7 million prescriptions3 have been written for ADDERALL and ADDERALL XR over the franchise’s seven-year history. Important benefits of ADDERALL XR include:

•	Formulation specifically designed for once-daily dosing

•	Potential to directly increase levels of both dopamine and norepinephrine, two of the major neurotransmitters believed to be involved in the pathology of ADHD

•	Rapid onset of action

•	Proven effectiveness and safety profile

•	Dosing flexibility and versatility

About ADHD

ADHD is a significant mental health concern which impacts the patient, their family, and their social circle. It is considered one of the most commonly diagnosed psychiatric disorder among school-aged children. Children with ADHD often are inattentive, impulsive, and hyperactive – difficulties serious enough to interfere with their ability to function normally in home, academic or social settings. These symptoms continue beyond the school day, having an impact on all aspects of the patient’s life. In addition, up to 66% of children with ADHD will continue to show symptoms into adulthood.

Although there is no “cure” for ADHD, physicians, parents, teachers, nurses, and advocates are finding ways to help people with the condition learn to adapt to their academic, social, and work settings. ADHD usually can be successfully managed with a combination of treatments, including educational approaches, psychological and behavioural therapies, and medication. A recent government-sponsored clinical trial found that therapies that include carefully monitored medication are more effective than those that do not, such as behavioural therapy alone. Medication should be considered as part of an overall multi-modal treatment plan for ADHD. Shire supports the use of its medication only after a thorough assessment and accurate diagnosis of ADHD by a physician.

For more information about ADHD, call 1-888-774-3000 or go to www.adhdsupportcompany.com.

1 LADD.CAT is a phase IIIb, open-label, community assessment, 7-week study (with an 8-week extension) involving 2,968 children with ADHD (ages 6-12) in 378 sites in the United States, conducted between June and December 2001.

2 Weiss G, Hechtman L, Milroy T, Perlman T. Psychiatric Status of Hyperactives as Adults: A Controlled Prospective 15-Year Follow-up of 63 Hyperactive Children. J Am Acad Child Adolesc Psychiatry. 1985;24:211-220.

3 IMS data August 2003

Shire Pharmaceuticals Group plc
Shire Pharmaceuticals Group plc (Shire) is a global specialty pharmaceutical company with a strategic focus on meeting the needs of the specialist physician and currently has a range of projects and products in the areas of central nervous system (CNS), gastrointestinal (GI), and renal. Shire has operations in the world’s key pharmaceutical markets (US, Canada, UK, France, Italy, Spain and Germany) as well as a specialist drug delivery unit in the US.

For further information on Shire Pharmaceuticals, please visit the company’s website: www.shire.com

An approvable letter is an official communication from the FDA indicating that the agency is prepared to approve the new drug application upon the finalisation of the labelling and satisfaction of any outstanding issues specified in that letter.

THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts, are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization, the impact of competitive products, including, but not limited to, the impact on Shire’s Attention Deficit Hyperactivity Disorder (ADHD) franchise, patents, including but not limited to, legal challenges relating to Shire’s ADHD franchise, government regulation and approval, including but not limited to the expected product approval date of lanthanum carbonate (FOSRENOL®), METHYPATCH®, XAGRID® and the adult indication for ADDERALL XR® and other risks and uncertainties detailed from time to time in our filings, including the Annual Report filed on Form 10-K by Shire with the Securities and Exchange Commission.